EXHIBIT 5.1

Gorsuch Kirgis LLP

Attorneys at Law

Tower I, Suite 1000

1515 Arapahoe St.

Denver, CO 80202

May 26, 2004

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, CA 92054

Re:	Dickie Walker Marine, Inc. - Registration Statement on Form S-8 Relating to Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Dickie Walker Marine, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 750,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), issuable under the Company’s Equity Incentive Plan, as amended (the “Plan”).

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto, the Plan, certain records of the Company’s corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission there under. The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

GORSUCH KIRGIS LLP

/s/ Gorsuch Kirgis LLP